UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 5)*

Cazoo Group Ltd
(Name of Issuer)
Class A Ordinary Shares, par value $0.002 per share
(Title of Class of Securities)
G2007L204
(Cusip Number)
Hannah E. Dunn Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
November 3, 2023
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [   ].
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Section 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following pages)
Page 1 of 32 Pages
Exhibit Index Found on Page 32

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 150,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 150,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 150,600 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 2 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,800 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,800 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,800 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 195,800 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 3 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 44,900 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 44,900 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,900 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 44,900 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 4 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 19,100 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 19,100 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,100 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 19,100 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 5 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 32,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 32,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 32,600 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 6 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 477,700 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 477,700 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 477,700 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 477,700 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 7 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 20,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 20,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 20,600 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 8 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 58,700 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 58,700 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,700 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 58,700 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 9 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 941,300 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 941,300 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 941,300 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4% [2]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Represents 941,300 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 10 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 32,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 32,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% [2]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Represents 32,600 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 11 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 58,700 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 58,700 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,700 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% [2]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Represents 58,700 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 12 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Joshua J. Dapice
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 13 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 14 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Hannah E. Dunn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 15 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 16 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Varun N. Gehani
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 17 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Nicolas Giauque
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentagesnset forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 18 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 19 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 20 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 21 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 22 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Edric C. Saito
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 23 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 24 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Daniel S. Short
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 25 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 26 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 27 of 32 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.5% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.

2 The percentages set forth herein are calculated based on 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.  See Item 5.

Page 28 of 32 Pages

This Amendment No. 5 to Schedule 13D (this “Amendment”) amends and supplements the Schedule 13D initially filed on March 24, 2023, as amended and supplemented by Amendment No. 1 thereto filed on April 27, 2023, as amended and supplemented by Amendment No. 2 thereto filed on May 16, 2023, as amended and supplemented by Amendment No. 3 thereto filed on June 16, 2023, as amended and supplemented by Amendment No. 4 thereto filed on September 22, 2023 (the “Prior Schedule 13D” and, as amended and supplemented by this Amendment, this “Schedule 13D”).  Capitalized terms used without definition in this Amendment have the meanings ascribed thereto in the Prior Schedule 13D.

Item 4. Purpose of Transaction

This Amendment hereby amends and supplements Item 4 of the Prior Schedule 13D by adding the following thereto:

“The disclosure set forth in Items 5 and 6 below is hereby incorporated by reference in this Item 4.

On November 3, 2023, the Company announced the launch of the Exchange Offer, pursuant to which each current holder of Notes may tender its Notes to the Company in exchange for its pro rata share of New Notes and New Shares.

Also on November 3, 2023, the Farallon Funds entered into Amendment No. 1 to the Transaction Support Agreement, as defined and further described in Item 6 below.”

Item 5. Interest in Securities of the Issuer

This Amendment hereby amends Item 5 of the Prior Schedule 13D by deleting the text appearing next to “(a)(b)” under the caption “The Farallon Funds” and replacing it in its entirety with the following:

“The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Fund is incorporated herein by reference for each such Farallon Fund.  The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 38,871,352 Shares outstanding as of October 10, 2023, as reported in Exhibit 99.1 to the Company’s current report on Form 6-K filed with the SEC on November 6, 2023.”

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

This Amendment hereby amends and supplements Item 6 of the Prior Schedule 13D by adding the following thereto:

“The disclosure set forth in Items 4 and 5 above is hereby incorporated by reference in this Item 6.

Amendment No. 1 to the Transaction Support Agreement

On November 3, 2023, the Transaction Support Agreement was amended by Amendment No. 1 to the Transaction Support Agreement (“Amendment No. 1 to the Transaction Support Agreement”) in order to, among other things, extend the Outside Date (as defined in the Transaction Support Agreement) from November 15, 2023 to December 15, 2023 (or to January 15, 2024, if the Transactions have not been consummated by December 15, 2023 because the Company’s registration statement on Form F-1 has not yet been declared effective by the SEC or because the SEC’s review of the Schedule TO filed in connection with the Exchange Offer has not been completed, in each case for reasons outside of the Company’s control).

The foregoing description of Amendment No. 1 to the Transaction Support Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1 to the Transaction Support Agreement, a copy of which is filed as Exhibit 11 to this Schedule 13D and is incorporated by reference herein.”

Page 29 of 32 Pages

Item 7. Material to be Filed as Exhibits

This Amendment hereby amends and supplements Item 7 of the Prior Schedule 13D by adding the following thereto:

“There is filed herewith as Exhibit 11 Amendment No. 1 to the Transaction Support Agreement, dated as of November 3, 2023, incorporated herein by reference to the copy thereof filed as Exhibit 99.2 to the Company’s Form 6-K filed with the SEC on November 3, 2023.”

Page 30 of 32 Pages

SIGNATURES
After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.
Dated:  November 7, 2023
/s/ Hannah E. Dunn
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Hannah E. Dunn, Managing Member

/s/ Hannah E. Dunn
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By Hannah E. Dunn, Manager

/s/ Hannah E. Dunn
FARALLON F5 (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By Hannah E. Dunn, Manager

/s/ Hannah E. Dunn

Hannah E. Dunn, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Dapice, Dreyfuss, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes, Warren and Wehrly authorizing Dunn to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13G filed with the SEC on January 31, 2023 by such Reporting Persons with respect to the Class A Ordinary Shares of ARYA Sciences Acquisition Corp IV, are hereby incorporated by reference.

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EXHIBIT INDEX

1.	Joint Acquisition Statement Pursuant to Section 240.13d-1(k), dated March 24, 2023*

2.	Purchase Agreement, dated as of February 9, 2022*

3.	Indenture, dated as of February 16, 2022*

4.	Registration Rights Agreement, dated as of February 16, 2022*

5.	Letter Agreement, dated November 9, 2022*

6.	Cooperation Agreement, dated March 17, 2023*

7.	Joinder to Cooperation Agreement, dated as of April 25, 2023**

8.	Amendment No. 1 to Cooperation Agreement, dated as of June 15, 2023***

9.	Transaction Support Agreement, dated as of September 20, 2023****

10.	Termination Agreement, dated September 20, 2023****

11.	Amendment No. 1 to the Transaction Support Agreement, dated as of November 3, 2023

*Filed as an exhibit to the Schedule 13D filed on March 24, 2023

**Filed as an exhibit to the Schedule 13D filed on April 27, 2023

***Filed as an exhibit to the Schedule 13D filed on June 16, 2023

****Filed as an exhibit to the Schedule 13D filed on September 22, 2023

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